EXHIBIT 5.1

December 9, 2004

The Sands Regent

345 North Arlington Avenue

Reno, Nevada 89501

Ladies and Gentlemen:

We have acted as special Nevada counsel to The Sands Regent, a Nevada corporation (the “Company”), in connection with the filing of a Registration Statement on Form S-3 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), covering the registration of up to 1,456,000 shares (the “Shares”) of the Company’s common stock, par value $0.10 per share (the “Common Stock”), issuable in connection with and as a result of certain financing transactions among the Company and certain stockholders of the Company (the “Selling Shareholders”) as set forth in the Registration Statement.

In our capacity as such counsel, we are familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization and issuance of the Shares, including the 1,120,000 shares of Common Stock (the “Purchase Shares”) purchased pursuant to those certain Stock Purchase Agreements, dated as of November 8 2004 (the “Purchase Agreements”), by and between the Company and the investors named therein and (ii) the 336,000 shares of Common Stock (the “Warrant Shares”) reserved for issuance upon the exercise of those certain Warrants to Purchase Common Stock, dated as of November 12, 2004 (the “Warrants”) issued pursuant to the terms of the Purchase Agreements. For purposes of this opinion, we have assumed that such proceedings will be timely completed in the manner presently proposed, that the Shares and the Warrant have been issued in accordance with the terms of the Purchase Agreement, that the Warrant Shares will be issued in accordance with the terms of the Warrant and that the terms of such issuances have been or will be, as applicable, otherwise in compliance with all applicable laws.

We have made such legal and factual examinations and inquiries as we have deemed necessary or appropriate for the purpose of rendering this opinion and we have examined originals or copies certified or otherwise identified to our satisfaction as being true copies or reproductions of originals of such documents, agreements, instruments and corporate records as we have deemed necessary or appropriate to enable us to render the opinions expressed below. We have also obtained from officers and other representatives of the Company and from public officials, and have relied upon, such certificates, representations and assurances as we have deemed necessary and appropriate for the purpose of this rendering this opinion.

Without limiting the generality of the foregoing, in our examination, we have assumed without independent verification, that (i) each document we reviewed has been duly and validly authorized, executed and delivered by each party thereto and is the valid and binding agreement of such party, enforceable in accordance with its terms, (ii) each natural person executing a document has sufficient legal capacity to do so, (iii) there are no oral or written modifications of or amendments to the documents we have examined, and there has been no waiver of the provisions thereof, by action or conduct of the parties, or otherwise, (iv) the statements of fact and representations and warranties set forth in the documents we have examined are true and correct, (v) all documents submitted to us as originals are authentic, the signatures on all documents that we examined are genuine, and all documents submitted to us as certified, conformed, photostatic, electronic or facsimile copies conform to the original document, and (vi) all corporate records made available to us by the Company and all public records reviewed are accurate and complete.

We are qualified to practice law in the State of Nevada. The opinions set forth herein are expressly limited to the general corporate laws of the State of Nevada and we do not purport to be experts on, or to express any opinion herein concerning, or to assume any responsibility as to the applicability to or the effect on any of the matters covered herein of, any other laws or the laws of any other jurisdiction. We express no opinion concerning, and we assume no responsibility as to laws or judicial decisions related to, or any orders, consents or other authorizations or approvals as may be required by, any federal law, including any federal securities law, or any state securities or “Blue Sky” laws.

On the basis of the foregoing, and in reliance thereon, and having regard to legal considerations and other information that we deem relevant, we are of the opinion that the Shares are duly authorized for issuance, that the Purchase Shares have been validly issued and are fully paid and non-assessable and that the Warrant Shares (after due and proper exercise by the Selling Shareholders of the Warrants together with the payment in full to the Company of all consideration therefor) will be validly issued, fully paid and non-assessable.

The opinions expressed herein are based upon the laws in effect and the facts in existence as of the date of this letter. No opinions are offered or implied as to any matter, and no inference may be drawn, beyond the strict scope of the specific issues expressly addressed by the opinions herein.

Except as provided in the following sentence, this opinion letter may not be relied upon by any other person, or used by you for any other purposes, without our prior written consent in each instance. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to this firm therein under the caption “Legal Matters” in the prospectus included therein. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ SCHRECK BRIGNONE
SCHRECK BRIGNONE